Exhibit 4.2

SUPPLEMENTAL INDENTURE NO. 10

by and between

HEALTH CARE REIT, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

As of November 25, 2014

SUPPLEMENTAL TO THE INDENTURE DATED AS OF MARCH 15, 2010

HEALTH CARE REIT, INC.

4.500% Notes due 2034

This SUPPLEMENTAL INDENTURE NO. 10 (this “Supplemental Indenture”) is made and entered into as of November 25, 2014 between HEALTH CARE REIT, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of March 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Company’s senior debt securities (the “Securities”) to be issued from time to time in one or more series;

WHEREAS, the Company and The Bank of New York Mellon, London Branch have executed and delivered the Paying Agency Agreement dated as of November 25, 2014 to appoint The Bank of New York Mellon, London Branch as Paying Agent; and

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities, to be known as its 4.500% Notes due 2034, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

DEFINED TERMS

Section 1.1 The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Base Indenture:

“Additional Amounts” has the meaning set forth in Section 2.1(f) of this Supplemental Indenture.

“Applicable Law” has the meaning set forth in Section 8.6 of this Supplemental Indenture.

“Business Day” means any day other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and, (ii) in the event that any payment by the Company of the principal of, and premium, if any, and interest on, the Notes is to be made in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Capital Lease” means at any time any lease of property, real or personal, which, in accordance with GAAP, would at such time be required to be capitalized on a balance sheet of the lessee.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.

“Cash” means as to any Person, such Person’s cash and cash equivalents, as defined in accordance with GAAP consistently applied.

“Certificated Notes” has the meaning set forth in Section 5.1 of this Supplemental Indenture.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” has the meaning set forth in Section 2.1(f)(i)(D) of this Supplemental Indenture.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which initially shall be The Bank of New York Mellon, London Branch.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption or the date of accelerated payment, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a United Kingdom government bond whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Corporate Trust Office of the Paying Agent” means, initially, the office of The Bank of New York Mellon, London Branch, located at One Canada Square, London E14 3AL, United Kingdom.

“Dollar” or “$” means the lawful currency of the United States of America.

“EBITDA” means for any period, with respect to the Company and its subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period PLUS, the sum of all amounts treated as expenses for: (i) interest, (ii) depreciation, (iii) amortization and (iv) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

“Euro” or “€” means the currency introduced at the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Union, as amended from time to time.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“FATCA” has the meaning set forth in Section 2.1(f)(x) of this Supplemental Indenture.

“FATCA Withholding Tax” means any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

“Funded Indebtedness” means as of any date of determination thereof, (i) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (ii) the current portion of all such Indebtedness.

“GAAP” means generally accepted accounting principles of the United States.

“Global Notes” has the meaning set forth in Section 2.1(a) of this Supplemental Indenture.

“Indebtedness” means, with respect to any Person, all: (i) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (iv) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.

“Interest Coverage” means as of the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters of the Company ending on such date of determination.

“Interest Expense” means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness of the Company outstanding at any time during such period.

“Interest Payment Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(b) of this Supplemental Indenture.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value, as of the date of such redemption or accelerated payment, of each pound Sterling of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such pound Sterling if such redemption or accelerated payment had not been made, determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Market Association), such principal and interest at the Reinvestment Rate from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Sterling or Euro, as the case may be, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Notes” means the Company’s 4.500% Notes due 2034, issued under the Indenture.

“Optional Redemption Price” has the meaning set forth in Section 2.1(e)(i) of this Supplemental Indenture.

“Paying Agent” means The Bank of New York Mellon, London Branch, as Paying Agent for the Notes or any successor entity appointed by the Company as Paying Agent for the Notes in London.

“Redemption Price” means the Optional Redemption Price or the Tax Redemption Price, as the case may be.

“Regular Record Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(b) of this Supplemental Indenture.

“Reinvestment Rate” means the Comparable Government Bond Rate plus 0.30%.

“Senior Debt” means all Indebtedness other than Subordinated Debt.

“Sterling” or “£” means the lawful currency of the United Kingdom as of the date of this Supplemental Indenture.

“Subordinated Debt” means any unsecured Indebtedness of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Indebtedness (to which appropriate reference shall be made in the instruments evidencing such other Indebtedness if not contained therein) to the Notes (and, at the option of the Company, if so provided, to other Indebtedness of the Company, either generally or as specifically designated).

“Subsidiary” means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors or similar functionaries, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Tax Redemption Price” has the meaning set forth in Section 2.1(e)(ii) of this Supplemental Indenture.

“Total Assets” means on any date, the consolidated total assets of the Company and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

“Total Unencumbered Assets” means on any date, net real estate investments (valued on a book basis) of the Company and its Subsidiaries that are not subject to any Lien which secures indebtedness for borrowed money of any of the Company and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of the Company and its Subsidiaries.

“Trustee” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof).

“United States Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“Unsecured Debt” means Funded Indebtedness less Indebtedness secured by Liens on the property or assets of the Company and its Subsidiaries.

ARTICLE 2

TERMS OF THE NOTES

Section 2.1 Pursuant to Section 301 of the Indenture, the Notes shall have the following terms and conditions:

(a) Title; Aggregate Principal Amount; Form of Notes. The Notes shall be Registered Securities under the Indenture and shall be known as the Company’s “4.500% Notes due 2034.” The Notes will be limited to an aggregate principal amount of £500,000,000, subject to the right of the Company to reopen such series for issuances of additional securities of such series and except (i) as provided in this Section and (ii) for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Securities which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered hereunder. The Notes (together with the Trustee’s certificate of authentication) shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and made a part of this Supplemental Indenture.

The Notes will be issued in the form of fully registered global securities without coupons (“Global Notes”) that will be deposited with, or on behalf of, Euroclear and Clearstream, and registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as Common Depositary for, and in respect of interests held through, Euroclear and Clearstream. The Notes shall be issued and may be transferred only in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. Except under the circumstances described in Article 5 of this Supplemental Indenture, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for Certificated Notes, a Global Note may not be transferred except as a whole by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any nominee of the Common Depositary to a successor depositary or any nominee of such successor.

So long as the Common Depositary or its nominee is the registered owner of a Global Note, the Common Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under this

Supplemental Indenture. Except as described in Article 5 of this Supplemental Indenture, owners of beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture or this Supplemental Indenture.

(b) Interest and Interest Rate. The Notes will bear interest at a rate of 4.500% per annum, from November 25, 2014 (or, in the case of Notes issued upon the reopening of this series of Notes, from the date designated by the Company in connection with such reopening) or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable annually in arrears on each December 1, commencing December 1, 2015 (each of which shall be an “Interest Payment Date”), to the Persons in whose names the Notes are registered in the Security Register at the close of business on the November 15 (whether or not a Business Day) next preceding such Interest Payment Date (each, a “Regular Record Date”). Interest on the Notes shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention.

(c) Issuance in Sterling. Principal of, and premium, if any, and interest on, the Notes will be payable in Sterling or, if the United Kingdom adopts Euro as its lawful currency, in Euro. If the United Kingdom adopts Euro, in lieu of Sterling, as its lawful currency, the Notes will be redenominated in Euro on a date determined by the Company, with a principal amount for each Note equal to the principal amount of that Note in Sterling, converted into Euro at the rate established by the applicable law; provided that, if the Company determines that the then current market practice in respect of redenomination into Euro of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and the Company will promptly notify the Trustee and the Paying Agent of such deemed amendment. The Company will give 30 days’ notice of the redenomination date to the Paying Agent, the Trustee, and Euroclear and Clearstream.

If Sterling or, in the event the Notes are redenominated in Euro, Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or, in the event the Notes are redenominated in Euro, the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in Dollars until Sterling or Euro, as the case may be, is again available to the Company or so used. In such case, the amount payable on any date in Sterling or, in the event the Notes are redenominated in Euro, Euro will be converted to Dollars on the basis of the Market Exchange Rate, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

(d) Principal Repayment; Currency. The Notes will mature on December 1, 2034, provided, however, the Notes may be earlier redeemed at the option of the Company as provided in paragraph (e) below. The principal of each Note payable on its maturity date shall be paid against presentation and surrender thereof to the Corporate Trust Office of the Paying Agent, in such coin or currency herein prescribed as at the time of payment is legal tender for the payment of public or private debts.

(e) Redemption at the Option of the Company; Redemption for Tax Reasons.

(i) The Notes will be subject to redemption at the option of the Company, at any time in whole or from time to time in part, upon not less than 15 nor more than 30 days’ notice transmitted to each Holder of Notes to be redeemed as shown in the Security Register. If the Notes are redeemed, the redemption price will equal the sum of (i) the principal amount of the Notes (or portion of such Notes) being redeemed, plus accrued and unpaid interest thereon to but excluding the applicable Redemption Date and (ii) the Make-Whole Amount, if any (collectively, the “Optional Redemption Price”); provided, however, that if the Notes are redeemed 90 or fewer days prior to the maturity date, the redemption price will equal 100% of the principal amount of the Notes (or portion of such Notes) being redeemed plus accrued and unpaid interest thereon to but excluding the applicable Redemption Date. The Company shall calculate the redemption price.

(ii) If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 14, 2014, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Notes may be redeemed at the option of the Company, in whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice transmitted to each Holder of Notes to be redeemed as shown in the Security Register, and at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon (the “Tax Redemption Price”) to but excluding the applicable Redemption Date.

(iii) If notice of redemption has been given pursuant to this Section 2.1(e) and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes shall cease to bear interest on the Redemption Date and the only right of the Holders of the Notes from and after the Redemption Date shall be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

(f) Payment of Additional Amounts. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company shall pay to a Holder who is not a United States Person such additional amounts

(the “Additional Amounts”) as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and Make-Whole Amount, if any, and interest on, the Notes to such Holder, after such withholding or deduction will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(i) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(A) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the Dollar as its functional currency;

(B) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(C) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(D) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(E) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(ii) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(iii) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(iv) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(v) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(vi) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(vii) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(viii) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(ix) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(x) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act (“FATCA”)) or any successor provisions and any regulations or official law, agreement or interpretations thereof or any regulations implementing an intergovernmental approach thereto; or

(xi) in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Section 2.1(f), the Company will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by facsimile or otherwise transmitted in accordance with applicable provisions of Euroclear and Clearstream. Notices to the Company shall be directed to it at 4500 Dorr Street, Toledo, Ohio 43615, Attention: General Counsel; notices to the Trustee shall be directed to it at The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Chicago, Illinois 60602, Attention: Corporate Trust Administration, Re: Health Care REIT, Inc. 4.500% Notes due 2034; notices to the Paying Agent shall be directed to it at The Bank of New York Mellon, London Branch, One Canada Square, London E14 3AL, United Kingdom, Attention: Corporate Trust Administration, Re: Health Care REIT, Inc. 4.500% Notes due 2034, or as to any party, at such other address as shall be designated by such party in a written notice to the other party. In addition to the foregoing, the Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions’ conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

(h) Global Note Legend. Each Global Note shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE COMMON DEPOSITARY. UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE, CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.

(i) Applicability of Discharge, Defeasance and Covenant Defeasance Provisions. The Discharge, Defeasance and Covenant Defeasance provisions in Article Thirteen of the Indenture will apply to the Notes; provided, however, that for the purposes of the Notes, Sections 1304(a) and 1305 of Article Thirteen of the Indenture are hereby amended by replacing all references to “U.S. Government Obligations” with “U.K. Government Obligations” and by replacing all references to “United States of America” with “United Kingdom.”

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.1 Holders of the Notes shall have the benefit of the following covenants, in addition to the covenants of the Company set forth in Articles Eight and Ten of the Indenture:

(a) The Company will not pledge or otherwise subject to any Lien, any property or assets of the Company or its Subsidiaries unless the Notes are secured by such pledge or Lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant shall not apply to the following:

(i) Liens securing obligations that do not in the aggregate at any one time outstanding exceed 40% of the sum of (A) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Liens and (B) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens;

(ii) Pledges or deposits by the Company or its Subsidiaries under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company or its Subsidiaries), or leases to which the Company or any of its Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or its Subsidiaries or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which the Company or any of its Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

(iii) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against the Company or any of its Subsidiaries which the Company or such Subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;

(iv) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;

(v) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;

(vi) Liens incidental to the conduct of the business of the Company or any Subsidiary or to the ownership of their respective properties that were not incurred in connection with Indebtedness of the Company or such Subsidiary, all of which Liens referred to in this clause (vi) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of the Company and its Subsidiaries, and as to all of the foregoing referenced in clauses (ii) through (vi), only to the extent arising and continuing in the ordinary course of business;

(vii) Purchase money Liens on property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, however, that (A) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (B) such Lien attaches solely to the property so acquired in such transaction, (C) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and (D) the aggregate amount of all such Indebtedness on a consolidated basis for the Company and its Subsidiaries shall not at any time exceed $1,000,000;

(viii) Liens existing on the Company’s balance sheet as of December 31, 2001; and

(ix) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (ii) through (viii) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

(b) The Company will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of the Company and its consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of the Company and its consolidated subsidiaries as of the end of the calendar year or quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(c) The Company will have or maintain, on a consolidated basis, as of the last day of each of the Company’s fiscal quarters, Interest Coverage of not less than 150%.

(d) The Company will maintain, as of the last day of each of the Company’s fiscal quarters and at all times, Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

(e) For purposes of this Section 3, Indebtedness and Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

ARTICLE 4

ADDITIONAL EVENTS OF DEFAULT

Section 4.1 For purposes of this Supplemental Indenture and the Notes, in addition to the Events of Default set forth in Section 501 of the Indenture, each of the following also shall constitute an “Event of Default:”

(a) default in the payment of the principal of or any premium on the Notes at Maturity;

(b) there shall occur a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by first class mail or electronically, as applicable, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least a majority in principal amount of the Outstanding Notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture; and

(c) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

Section 4.2 Notwithstanding any provisions to the contrary in the Indenture, upon the acceleration of the Notes in accordance with Section 502 of the Indenture, the amount immediately due and payable in respect of the Notes shall equal the Outstanding principal amount thereof, plus accrued and unpaid interest, plus the Make-Whole Amount.

ARTICLE 5

TRANSFER AND EXCHANGE

Section 5.1.

(a) The Global Notes shall be exchanged by the Company for one or more Notes in definitive, fully registered certificated form, without coupons (the “Certificated Notes”), if (i) the Common Depositary notifies the Company that it is unwilling, unable or no longer qualified to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 calendar days; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or (iii) there has occurred and is continuing an Event of Default with respect to the Notes. Whenever a Global Note is exchanged for one or more Certificated Notes, it shall be surrendered by the Holder thereof to the Trustee and cancelled by the Trustee. All Certificated Notes issued in exchange for a Global Note, a beneficial interest therein or a portion thereof shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary (in accordance with its customary procedures).

(b) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by such Holder (or its agent), and that, subject to Section 5.1(a), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of a Global Note shall be limited to transfers in whole and not in part, to the Common Depositary, its successors and their respective nominees. Interests of beneficial owners in a Global Note shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

ARTICLE 6

EFFECTIVENESS

Section 6.1 This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture. As supplemented hereby, the Indenture is hereby confirmed as being in full force and effect.

ARTICLE 7

NOTICE TO TRUSTEE

Section 7.1 Notwithstanding anything to the contrary in the Indenture including, without limitation, Section 1102 thereof, in connection with the redemption at the election of the Company of less than all the Notes, the Company shall notify the Trustee of the establishment of a Redemption Date and the principal amount of Notes to be redeemed at least 5 Business Days prior to such Redemption Date unless a shorter period shall be satisfactory to the Trustee.

ARTICLE 8

MISCELLANEOUS

Section 8.1 In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 8.2 To the extent that any terms of this Supplemental Indenture or the Notes are inconsistent with the terms of the Indenture, the terms of this Supplemental Indenture or the Notes shall govern and supersede such inconsistent terms.

Section 8.3 This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.4 This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 8.5 The Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein, all of which shall be taken as statements of the Company.

Section 8.6 In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Company agrees (a) to provide to the Trustee and the Paying Agent sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee and the Paying Agent can determine whether it has tax-related obligations under Applicable Law, (b) that the Trustee and the Paying Agent shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law for which neither the Trustee nor the Paying Agent shall have any liability, and (c) to hold harmless the Trustee and the Paying Agent for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this Section 8.6 shall survive the termination of the Indenture.

Section 8.7 Each of the Trustee and the Paying Agent shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax.

Section 8.8 No later than 10:00 a.m. (London time) on the Business Day prior to any due date (including any Redemption Date) with respect to the principal of, and premium, if any, and interest on (including the Redemption Price for), the Notes, the Company shall irrevocably deposit with the Paying Agent in immediately available funds, a sum sufficient to pay the principal of, and premium, if any, and interest on (including the Redemption Price for), the Notes becoming due on such date, such sum to be held by the Paying Agent in trust for the benefit of the Persons entitled to such payment and (unless the Paying Agent is the Trustee), the Company will promptly notify the Trustee of its action or failure so to act.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed in their respective corporate names as of the date first above written.

HEALTH CARE REIT, INC.

By:	/s/ Thomas J. DeRosa
Name: Thomas J. DeRosa
Title: Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A., as Trustee

By:	/s/ Michael Countryman
Name: Michael Countryman
Title: Vice President

EXHIBIT A

FORM OF GLOBAL NOTE

[Form of Face of Security]

HEALTH CARE REIT, INC.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

THIS CERTIFICATE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE COMMON DEPOSITARY. UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE, CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.

4.500% Notes due 2034

CUSIP No. 42217K BE5	£500,000,000
ISIN No. XS1139918012
Common Code: 113991801

Health Care REIT, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited as the nominee of The Bank of New York Mellon, London Branch, a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), or registered assigns, the principal sum of Five Hundred Million Pounds Sterling on December 1, 2034, and to pay interest thereon from November 25, 2014, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on December 1 of each year, commencing December 1, 2015 at the rate of 4.500% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be on the November 15 (whether or not a Business Day) next preceding such Interest Payment Date. Interest on this Security shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of the New York Stock Exchange or any other securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of London, or elsewhere as provided in the Indenture, in such coin or currency herein prescribed as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by electronic wire transfer or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

If the United Kingdom adopts Euro, in lieu of Sterling, as its lawful currency, the Securities of this series will be redenominated in Euro on a date determined by the Company, with a principal amount for each Security equal to the principal amount of that Security in Sterling, converted into Euro at the rate established by the applicable law; provided that, if the Company determines that the then current market practice in respect of redenomination into Euro of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and the Company will promptly notify the Trustee and the Paying Agent of such deemed amendment. The Company will give 30 days’ notice of the redenomination date to the Paying Agent, the Trustee, and Euroclear and Clearstream.

If Sterling or, in the event the Securities of this series are redenominated in Euro, Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or, in the event the Securities of this series are redenominated in Euro, if the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Securities of this series will be made in Dollars until Sterling or Euro, as the case may be, is again available to the Company or, in the event the Securities of this series are redenominated in Euro, so used. In such case, the amount payable on any date in Sterling or, in the event the Securities of this series are redenominated in Euro, Euro will be converted to Dollars on the basis of the Market Exchange Rate, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Securities of this series so made in Dollars will not constitute an Event of Default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Security, or because of any indebtedness evidenced hereby or thereby, shall be had against any promoter, as such, or against any past, present or future shareholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Security by the Holder thereof and as part of the consideration for the issue of the Securities of this series.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

HEALTH CARE REIT, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A., as Trustee

By:
Authorized Signatory

[Form of Reverse of Security]

1. General. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”), as supplemented by Supplemental Indenture No. 10, dated as of November 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Supplemental Indenture” and the Base Indenture, as supplemented by such Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

2. Optional Redemption; Redemption for Tax Reasons. The Securities of this series are subject to redemption, at any time or from time to time, as a whole or in part, at the election of the Company. If the Securities are redeemed, the redemption price will equal the sum of (i) the principal amount of the Securities (or portion of such Securities) being redeemed, plus accrued and unpaid interest thereon to but excluding the applicable Redemption Date and (ii) the Make-Whole Amount, if any; provided, however, that if the Securities are redeemed 90 or fewer days prior to the maturity date, the redemption price will equal 100% of the principal amount of the Securities (or portion of such Securities) being redeemed plus accrued and unpaid interest thereon to but excluding the applicable Redemption Date. The Company shall calculate the redemption price. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 14, 2014, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Securities, then the Securities may be redeemed at the option of the Company, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to but excluding the applicable Redemption Date.

Notice of any redemption shall (i) specify, among other items, the redemption price and the principal amount of the Securities to be redeemed and (ii) be transmitted to Holders of the Securities as shown in the Security Register not more than 30 nor less than 15 days prior to the applicable Redemption Date.

3. Payment of Additional Amounts. All payments in respect of the Securities shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company shall, subject to certain exceptions provided for in the Indenture, pay to a Holder who is not a United States Person such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and premium, if any, and interest on, the Securities to such Holder, after such withholding or deduction will not be less than the amount provided in the Securities to be then due and payable.

4. Defeasance. The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

5. Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

6. Actions of Holders. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than a majority in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

7. Payments Not Impaired. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

8. Denominations, Transfer, Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security at the Corporate Trust Office of the Paying Agent (or, otherwise, in accordance with applicable procedures of Euroclear and Clearstream) for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of £100,000 and any integral multiple of £1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9. Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, the Paying Agent and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee, the Paying Agent nor any such agent shall be affected by notice to the contrary.

10. Defined Terms. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

11. Governing Law. The Indenture and the Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state.

12. CUSIP and Other Identification Numbers. The Company has caused CUSIP numbers, ISIN numbers and common codes to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers, ISIN numbers or common codes as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

[ASSIGNMENT FORM]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — TEN ENT — JT TEN —	as tenants in common as tenants by the entireties as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT MIN ACT —	__________ Custodian _______ (Cust) (Minor) Under Uniform Gifts to Minors Act ________ (State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing _______________________ ________________________________ Attorney to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:_________________________	Signed:__________________________________

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee*:_______________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-8